[DESCRIPTION]  MATERIAL CONTRACT

EX-10.27b      Copy of Letter of Understanding between
          WellCare of New York, Inc. and the contracted
          Alliances (Valley Medical Services, P.C. and
          Hudson Valley Family Medical Health, P.C.)
          dated September 23, 1996

September 23, 1996

Richard Weininger, MD
President
Primergy
Barbarosa Lane
Kingston, NY 12401

RE: Alliance contract revisions

Dear Dr. Weininger:

This document will serve as a letter of understanding between WellCare of New York, Inc. (WCNY) and the contracted Alliances (Valley Medical Services, PC and Hudson Valley Family Medical Health, PC, which together encompass the Orange/Sullivan Alliance, Dutchess Alliance, Ulster Alliance and Columbia/Green Alliance). The letter outlines the agreed upon changes to be made to the Alliance contracts which were originally executed as of October 1, 1995.

Orange/Sullivan Alliance:

*  Effective September 1, 1996, WCNY will impose a reduction of
   $7.75 per Commercial member per month on the monthly capitation payment to Primergy for the Orange/Sullivan Alliance.

* Based on historical cost data, beginning September 1, 1996, the Commercial Capitation Payment for the Orange/ Sullivan Alliance will be $44.56 (this includes a reduction of $7.75 per member per month) and will include reimbursement for both fee-for-service and capitated primary care, medical referral costs including Mental Health, PCP adjustment allowance, Alliance
   Management, and the calculated "surplus/deficit."

   Based on historical cost data, beginning September 1, 1996, the Healthy Choice Capitation Payment for the Orange/ Sullivan Alliance will be $29.64 and will include reimbursement for both fee-for-service and capitated primary care, medical referral costs, Mental Health, PCP adjustment allowance, Alliance Management, and the calculated "surplus/deficit."

* The hospital in-patient component will be taken back by WCNY as of July 1, 1996, in accordance with the mandate of the New York State Department of Insurance. The remainder of the take back will start September 1, 1996 and will leave primary care, medical referral services, mental health, administration fee, and "surplus/deficit" within the Alliance contract as noted above. Refer to the division of specialty codes in Appendix A for a breakdown.

WCNY Alliance Letter of Understanding
Page 2
September 23, 1996

* In the Orange/Sullivan regions: 100 percent of utilization savings will be returned to the Alliance until the $7.75 reduction in capitation is recaptured and 50 percent of utilization savings will be returned to the Alliance beyond the recapture amount. Utilization savings will use average bed days /1,000 members one year for the twelve months prior to July 1, 1996. Bed days exclusive of admissions for Obstetric, Extended Newborn, and Mental Health care has been calculated to be 288 bed days / 1,000 members.

* The Orange/Sullivan Alliance will receive savings from decreased Commercial hospital utilization exclusive of admissions of Obstetric, Extended Newborn, and Mental Health care. All other alliances shall not participate in hospital utilization savings. For the purpose of these examples, assume 30,000/Alliance members.

   Example 1  :

   1. Average Orange/Sullivan Alliance bed-days/1000 member/year prior to 7/1/96 = 288;
   2.     If average weighted cost per bed-day after 7/1/96 in O/S
          = $1000;
   3.     If the Alliance is able to reduce bed-days/1000/year to
          200;
   4.     Then the Alliance will get the following from WCNY:
          $660,000
   5.     Rationale:
     A. Hospital cost will be reduced by $660,000 per quarter [(288-200) x ($1000/4) x 30]
     B. The withhold costs the Alliance $697,500 per quarter [$7.75 per member per month x 30,000 x 3 months = $697,000]
     C. The Alliance thus receives $660,000
     (100 percent savings up to the withhold)

   Example 2  :

   1.     Average Orange/Sullivan Alliance bed-days/1000
          member/year prior to 7/1/96 = 288;
   2.     If average weighted cost per bed-day after 7/1/96 in O/S
          = $1000;
   3.     If the Alliance is able to reduce bed-days/1000/year to
          193;
   4.     Then the Alliance will get the following from WCNY:
          $705,000
   5.     Rationale:
     A. Hospital cost will be reduced by $712,500 per quarter [(288-193) x ($1000/4) x 30]
     B. The withhold costs the Alliance $697,500 per quarter [$7.75 per member per month x 30,000 x 3 months = $697,000]
     C. The difference is $15,000; 50 percent of  which is       $7,500
     D. The Alliance thus receives  $697,500 plus $ 7,500 or
     $705,000 (100 percent of the savings up to the withhold, 50 percent savings thereafter)

WCNY Alliance Letter of Understanding
Page 3
September 23, 1996

   The potential savings, if any, will be formally calculated on an annual basis within 90 days of the end of the contract year. During the contract year, payments will be made within 30 days of the end of each quarter based on the estimated savings if any. Each quarter's calculation will be cumulative and will be adjusted at the annual calculation/ reconciliation.

All Other Alliances:

* The capitation to each Alliance will mirror the elements noted above for Orange/Sullivan, and will include reimbursement for both fee-for-service and capitated primary care, medical referral costs, Mental Health, PCP adjustment allowance, Alliance Management, and the calculated "surplus/deficit." Effective September 1, 1996, the capitation rates will be as follows:

   Alliance         Commercial          Healthy Choice*
   Orange/Sullivan
    (as stated above)    44.56               29.64
   Dutchess         49.09               47.02
   Columbia/Greene  46.27               42.32
   Ulster           41.25               50.41

   * Note: These rates are predicated on New York State accepting our proposed rate filing. Should the State elect to lower these rates by more than 5%, we reserve the right to renegotiate these capitation levels.

   Refer to Appendix B for detailed cost analysis.

   The above rates shall be further adjusted at the time the Merit
   (MBC) contract for Mental Health Services is implemented.

* In addition to the revised capitation rates stated above, effective September 1, 1996, WCNY will pay an additional $3.50 PMPM for a twelve month period of time. This additional capitation will be available to be paid on a flex-payment schedule as mutually agreed on by both parties. If the Alliance membership decreases by greater than 5 percent, this additional PMPM capitation will be reviewed and potentially renegotiated by both parties.

* Contract terms change to rolling three year contract defined as a three year go forward contract at each annual renewal (Unresolved issue: annual increases in capitation remains to be negotiated). WCNY will agree to extend this contract term by an additional two year period conditional but not limited to the following: the Alliances being in total compliance with their contract; the Alliances demonstrating financial viability; the management of the Alliances meeting certain mutually agreed upon performance criteria.

WCNY Alliance Letter of Understanding
Page 4
September 23, 1996

* WCNY will contract exclusively with the Alliances in Alliance counties (Columbia, Greene, Dutchess, Ulster, Orange, and Sullivan). The Alliances will have responsibility for provider contracting [refer to Appendix A for appropriate specialties] and all related administrative follow-up.

* WCNY retains the right to revert to direct contracting with PCPs after 90 days' notice each time the Alliance executes a contract with a new payor. Primergy must notify WCNY, in writing within ten business days of each contract execution.

* WCNY retains the right to make appropriate claims payment, on behalf of Alliance, to key providers if Alliance is unable to make payments; said payments will be deducted from future capitation payments made to Alliance.

* The Alliances agree that as soon as possible after the execution of this commitment letter, but in no event later than 60 days, Primergy will generate on behalf of the Alliances a letter to all Alliance physicians. This letter will be approved by both the New York State Department of Insurance and WellCare and will include the following:

   - encourage all Alliance doctors to execute valid Alliance contracts.

   - disclose the historical deficit of the Alliances and clearly communicate the Alliance and physician's responsibilities with respect to such deficits.

   - clearly communicate that the physician can only look to the Alliances for payments of past, current and future claims for service rendered to WellCare members.

   - implement amended arrangement between the Alliances and physicians and explain the amended arrangements to assure financial viability of the Alliances (including but not limited to fee schedule reductions of at least 15%).

   - include any other information required by either WellCare or the Department of Insurance and/or mutually agreed upon by WellCare and Primergy.

* Merit (MBC) contract for mental health services to proceed. Alliances will receive capitation payments from WCNY for mental health services and benefit from a 90-day float to Merit. The target effective date of the Merit contract is on or before January 1, 1997. Capitation rates to be mutually agreed upon at a future date.

* Next capitation adjustment will occur September 1,1997 for Orange/Sullivan Alliance. A capitation adjustment schedule at January 1, 1997, will remain unchanged for the other alliances and annually thereafter.

WCNY Alliance Letter of Understanding
Page 5
September 23, 1996

* The WellCare Management Group Inc. (WCMG) will at the request of Primergy convert the $5.1 million note to Primergy equity by mutual agreement with Primergy conditional upon the ownership percentage value being determined on the same basis as any other investor. This percentage shall under no terms exceed 19.9%
   equity ownership of Primergy.   The parties will reaffirm the
   payment schedule for both the $5.1 million note if not converted to equity, as well as the other outstanding Primergy obligation to WCMG (approximately $3.1 million) on or before October 1, 1996. It should be noted that pursuant to Section 3 of the Note Agreement dated June 30, 1995 WellCare retains the right to approve any "willing suitor" who might invest in Primergy.

* Merit investment in Primergy to be negotiated directly and exclusively between Richard Weininger and Al Waxman.

By signing below each party agrees that the above represents our intentions going forward. Both parties understand that WellCare's counsel will draft the appropriate documents to conclude these changes.


/s/ Robert W. Morey
Robert W. Morey
CEO
The WellCare Management Group, Inc.


/s/ Richard B. Weininger, M.D.
Richard B. Weininger, MD
President
Valley Medical Services, PC
President
Hudson Valley Family Medical Health, PC